News Release

EXHIBIT 99.1

Patti S. Hart Named New IGT President and CEO

(Las Vegas, Nevada, March 24, 2009) –  International Game Technology (NYSE: IGT) has named Patti S. Hart as its new president and CEO, effective April 1, 2009, subject to her obtaining appropriate regulatory approvals. In conjunction with the action, the board also accepted the resignation of current president and CEO T.J. Matthews, who formally resigned his positions as president and CEO but will continue to serve as chairman of the board.

“In Patti, the CEO search committee saw a unique combination of executive-level management expertise, an intimate knowledge of IGT through her years of service on our board and technology sector experience for a gaming industry increasingly characterized by rapidly evolving technology,” said T.J. Matthews, IGT chairman. “I look forward to continuing to serve IGT in my role as chairman and to our working together to achieve a smooth transition.”

Hart has served on IGT’s board of directors since June of 2006 and serves as a director for Korn/Ferry International Inc. and Lin TV Corp. She was formerly the chairman and CEO of Pinnacle Systems, chairman and CEO of Excite@Home, was the chairman, president and CEO of Telocity, Inc. and held various positions with Sprint Corporation during her 13 years of employment, including president and chief operating officer of Sprint’s Long Distance Division.

 “IGT is a dynamic company with a solid record of performance, a wealth of talented employees and great potential for the future,” said Hart. “While the industry is facing challenging economic headwinds, I am eager to take on my duties as the CEO and help maintain IGT’s position as an industry innovator.”

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IGT Conference Call with Management

IGT will host a conference call with Patti Hart and T.J. Matthews regarding this announcement at 1:30 p.m. Pacific Time, Wednesday, March 25th, 2009. The access numbers are as follows:

Domestic callers dial 800-475-0523, passcode IGT

International callers dial 415-228-4953, passcode IGT

The conference call will also be broadcast live over the Internet. A link to the webcast is available at our website http://www.IGT.com/InvestorRelations. Minimum requirements to listen to the broadcast include Windows Media Player and at least a 28.8Kbps connection to the Internet. If you are unable to participate during the live webcast, the call will be archived until Friday, April 3, 2009 at http://www.IGT.com/InvestorRelations.

Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 3:30 p.m. Pacific Time Wednesday, March 25th. This replay will run through Friday, April 3, 2009. The access numbers are as follows:

Domestic callers dial 800-486-4195

International callers dial 402-344-6793

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

CONTACTS:  Patrick Cavanaugh, EVP, CFO; Craig Billings, VP Corporate Finance/ Investor Relations, 866-296-4232

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